Exhibit 10.1

2018 Named Executive Officer Compensation

Name	Base Salary (Annual Rate) (1)	Target Performance Bonus (% of Base Salary) (2)
Lisa D. Earnhardt President and Chief Executive Officer	$556,210	75%

Jeryl L. Hilleman Chief Financial Officer	$378,000	50%

Gwen R. Carscadden Chief People Officer	$285,000	35%

Richard E. Kaufman Senior Vice President and Chief Operating Officer	$350,000	40%

David A. Lehman General Counsel	$360,750	40%

(1)	Effective January 1, 2018.
(2)	The actual bonus to be awarded will be at the Compensation Committee’s discretion based on the Company’s performance against goals, including financial, commercial and product pipeline goals, as determined by the Compensation Committee